Exhibit 99.2
ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

NEWS RELEASE
Abraxas Announces Closing of WyCross Divestiture; Provides 2014 Guidance and Divestiture Update

SAN ANTONIO (December 23, 2013) - Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to announce the closing of the previously announced WyCross divestiture, provide 2014 guidance and provide a divestiture update.

WyCross Closing
Abraxas’ recently closed the previously announced divestiture of the company’s WyCross assets for net proceeds of $71.4 million after accounting for all fees and purchase price adjustments. Proceeds were used to repay borrowings on the company’s bank line and will be ultimately redeployed into additional Bakken and Eagle Ford opportunities.

2014 Guidance
Abraxas’ Board of Directors recently approved a 2014 capital budget of $105 million. In the Bakken, the company will maintain its one rig continuous drilling program resulting in the drilling of 7.2 and completion of 6.4 net wells. In the Eagle Ford, the company will complete one well on its Cave prospect in McMullen County and drill and complete five net wells on its Jourdanton prospect in Atascosa County. Approximately $10 million is budgeted to be spent acquiring additional leasehold in Abraxas’ core areas, the Bakken and Eagle Ford.

	Net Wells
	Drilled	Completed	Net CAPEX
Bakken	7.2	6.4	$53.8
Eagle Ford	5.0	6.0	$40.8
Leasehold/Other			$10.4
			$105.0

Taking this capital budget into consideration, Abraxas expects 2014 production to average between 4,900 and 5,100 boepd.

Divestiture Update
Abraxas recently monetized several non-core assets in North Dakota, Wyoming and Texas at the December Oil and Gas Clearinghouse Auction for gross proceeds of approximately $3.6 million. The assets sold produced approximately 54 boepd (33 barrels of oil per day, 125 mcf of gas per day).

Bob Watson, President and CEO of Abraxas commented, “Abraxas enters 2014 with a pristine balance sheet and far more profitable and focused asset base. We continue to identify additional opportunities in the Bakken and Eagle Ford and will announce the results of these efforts when it is prudent. We look forward to what promises to be an active 2014 Bakken and Eagle Ford drilling program.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President - Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com